Circuit City Stores, Inc. Reports Second Quarter Earnings

Richmond, Va., September 17, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the second quarter ended August 31, 2004.

Statement of Operations Highlights
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

                                        Three Months Ended August 31             Six Months Ended August 31
                                        2004               2003                  2004                2003
(Dollar amounts in millions                   % of               % of                % of                  % of
except per share data)                 $      Sales       $      Sales          $     Sales        $       Sales
-----------------------------------------------------------------------     ---------------------------------------
Net sales and operating revenues.  $2,345.0  100.0%   $2,155.7  100.0%      $4,411.6 100.0%    $4,089.0   100.0%
Gross profit.....................  $  577.5   24.6%   $  487.4   22.6%      $1,058.0  24.0%     $ 935.7    22.9%
Selling, general and administrative
    expenses.....................  $  586.2   25.0%   $  544.6   25.3%      $1,074.1  24.3%    $1,039.1    25.4%
Net loss from continuing
    operations...................  $  (11.4)  (0.5)%  $  (39.3)  (1.8)%     $  (16.7) (0.4)%   $  (67.4)   (1.6)%
Net loss per share from continuing
    operations...................  $  (0.06)          $  (0.19)             $  (0.08)          $  (0.33)
Net loss from discontinued
    operations...................  $   (0.5)          $  (90.3)             $   (1.2)          $ (108.9)
Net loss.........................  $  (11.9)  (0.5)%  $ (129.6)  (6.0)%     $  (17.9) (0.4)%   $ (176.3)   (4.3)%

Balance Sheet Highlights
                                                                          August 31
(Dollar amounts in millions)                                        2004           2003           % Change
------------------------------------------------------------------------------------------      ----------
Cash and cash equivalents.....................................    $  953.8       $  633.1          50.7 %
Merchandise inventory.........................................    $1,637.0       $1,554.4           5.3 %
Accounts payable..............................................    $1,090.7       $1,186.9          (8.1)%
Long-term debt (a)............................................    $   29.3       $   12.0         143.9 %
Stockholders' equity..........................................    $2,099.7       $2,190.1          (4.1)%

(a) Circuit City leased a corporate office building under an operating lease arrangement with a variable interest entity. Effective September 1, 2003, the company adopted a new accounting standard that required it to report the building and related debt on its consolidated balance sheet.
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Second Quarter and Year-to-Date Summary
Sales. Total sales for the second quarter ended August 31, 2004, increased 8.8 percent to $2.35 billion from $2.16 billion for the second quarter ended August
31, 2003, with comparable store merchandise sales increasing 2.9 percent. Total sales for this year's second quarter include domestic segment sales of $2.23 billion and international segment sales of $117.8 million. The domestic segment sales include credit revenues of $6.6 million generated through an ongoing arrangement under which Chase Card Services offers private-label and co-branded credit cards to Circuit City customers in the United States.

Total sales for the six months ended August 31, 2004, increased 7.9 percent to $4.41 billion from $4.09 billion in the first half of last fiscal year, with comparable store merchandise sales increasing 4.5 percent. Total sales for this year's first six months include domestic segment sales of $4.27 billion and international segment sales of $139.5 million.

Neither the arrangement with Chase Card Services nor the international segment was in place for Circuit City last fiscal year. Prior to this year's second quarter, private-label and co-branded credit cards were made available through Circuit City's wholly owned subsidiary, First North American National Bank.
Private-label and co-branded finance income generated through that subsidiary was reported as finance income on the consolidated statements of operations. The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004, and thus, comparable store merchandise sales for the current fiscal year's second quarter and first six months and total sales for the same periods of last fiscal year reflect domestic sales only.

Net Loss from Continuing Operations. The fiscal 2005 second quarter net loss from continuing operations totaled $11.4 million, or 6 cents per share, compared with a net loss from continuing operations of $39.3 million, or 19 cents per share, for the second quarter of fiscal 2004. The international segment's results reduced the fiscal 2005 second quarter net loss from continuing operations by $3.4 million, or 2 cents per share.

The net loss from continuing operations for the six months ended August 31, 2004, totaled $16.7 million, or 8 cents per share, compared with a net loss from continuing operations of $67.4 million, or 33 cents per share, for the same period last year. The international segment's results reduced the net loss from continuing operations for the first six months of fiscal 2005 by $3.8 million, or 2 cents per share.

Net Sales and Operating Revenues
"We believe year-over-year improvements in average tickets and extended warranty
penetration  rates  for  key  merchandise   classes  are  indicative  of  better
store-level execution," said W. Alan McCollough,  chairman,  president and chief executive  officer of Circuit  City Stores,  Inc.  "During the first half of the year, we have continued to refine our store designs,  merchandise  offerings and store staffing to help ensure that we deliver an exceptional  in-store  consumer electronics shopping experience during the upcoming holidays. Equally important, we, just last week, launched our next-generation Web site,  circuitcity.com,  to take our standard-setting online shopping experience to the next level."

Extended warranty revenues were as follows for the second quarter of fiscal years 2005 and 2004:

Extended Warranty Revenue(a)
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
                                                  Three Months Ended                Six Months Ended
                                                       August 31                         August 31
(Dollar amounts in millions)                    2004             2003              2004           2003
------------------------------------------------------------------------          --------------------
Extended warranty revenue...................      $91.7         $77.8              $169.0        $150.2
Percent of total sales......................        4.1%          3.6%                4.0%          3.7%

(a) Calculations exclude international segment sales and operating revenues and international segment extended warranty revenue.

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The company's  relocated  stores also continue to generate  attractive  returns.
Since the initiation of Circuit City's store revitalization program at the beginning of fiscal 2001 through the end of this year's second quarter, the company has relocated 48 stores, of which 31 have been open for more than six months. In their first full six months following grand opening, these stores have averaged sales that were approximately 25 percentage points better than the sales pace of the remainder of the store base during the same time periods and an internal rate of return of approximately 15 percent. The company continues to anticipate that, as stores are added to the relocation base, the average results from relocated stores will vary.

Gross Profit Margin
The gross profit margin was 24.6 percent in the second quarter of fiscal 2005, compared with 22.6 percent in the same period last fiscal year. The inclusion of the international segment's revenues and cost of sales, buying and warehousing contributed 77 basis points to this year's second quarter gross profit margin.
The change in the gross profit margin of the domestic segment reflects the increase in extended warranty sales, which carry higher than average gross profit margins; the increased efficiency of the company's product service and distribution operations; and the inclusion of credit revenues in the company's net sales and operating revenues. The inclusion of credit revenues contributed
23 basis points to this year's second quarter gross profit margin.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 25.0 percent of total sales in the second  quarter of this fiscal  year,  compared  with 25.3  percent of total sales in the same period last year. The inclusion of the international segment's revenues and selling,  general and administrative expenses increased this year's
second  quarter   expense-to-sales   ratio  by  49  basis  points.  This  year's
improvement in the domestic  segment's  expense to sales ratio includes leverage from the comparable  store sales growth; a reduction in rent and occupancy costs as a percent of sales,  largely resulting from the closure of 19 underperforming stores at the end of last fiscal  year;  lower  payroll  and fringes  costs as a percent of sales; and lower  relocation and remodel expense,  which reflects the large number of stores that were refixtured in last year's second quarter. These reductions were partly offset by increases in advertising expenses.

Selling, General and Administrative Expenses
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                                        Three Months Ended August 31             Six Months Ended August 31
                                        2004               2003                  2004                2003
                                              % of               % of                % of                  % of
(Dollar amounts in millions)         $(a)     Sales       $      Sales        $(b)    Sales        $       Sales
-----------------------------------------------------------------------    ----------------------------------------
Store expense....................    $520.7   22.2%    $480.7    22.3%     $  971.9   22.0%    $ 923.3     22.6%
General and administrative expenses    48.6    2.1       42.0     1.9          84.5    1.9        78.2      1.9
Remodel expenses.................        -      -        18.2     0.8           0.1     -         29.5      0.7
Relocation expenses..............      16.5    0.7        4.0     0.2          18.4    0.4         9.1      0.2
Pre-opening expenses.............       3.6    0.1        1.4     0.1           4.5    0.1         3.1      0.1
Interest income..................      (3.2)  (0.1)      (1.7)   (0.1)         (5.3)  (0.1)       (4.1)    (0.1)
                                    -----------------------------------    ----------------------------------------
Total............................    $586.2   25.0%    $544.6    25.3%     $1,074.1   24.3%   $1,039.1     25.4%
                                    ===================================    ========================================

(a) Includes international segment store expenses of $31.7 and general and administrative expenses of $8.6 million.
(b) Includes international segment store expenses of $38.3 and general and administrative expenses of $10.0 million.

Circuit City currently expects to open approximately 60 Superstores, of which slightly less than half would be relocations, in fiscal 2005. The company has signed leases on all the sites it expects to open this fiscal year and plans to open approximately 30 of the stores in this year's third quarter and approximately 16 in the fourth quarter. Circuit City now anticipates that its capital expenditures, net of sale-leasebacks and tenant improvement allowances, for its domestic and international segments combined will total approximately $155 million in the current fiscal year and that expenses related to domestic store relocations and one remodel will total approximately $47 million in fiscal 2005. Through the first six months, the company has incurred 39 percent of the anticipated remodel and relocation expenses. Circuit City expects to incur approximately $17 million in remodel and relocation expense in the quarter ending November 30, 2004.

Stock-based Compensation Expense
Stock-based compensation expense was $8.4 million in the second quarter of this fiscal year, compared with $12.1 million in the same period last fiscal year. The company estimates that stock-based compensation expense will total approximately $7 million in each of the remaining quarters of the fiscal year.

Net Loss from Discontinued Operations
Discontinued operations include the company's bankcard operation, which was sold to FleetBoston Financial in November 2003. A transition services agreement remained in effect through April 2, 2004. For the second quarter ended August 31, 2004, the after-tax loss from the discontinued bankcard operation totaled $507,000 and reflected post-closing adjustments related to the sale.

Financial Condition
On August 31, 2004, Circuit City had cash and cash equivalents of $954 million compared with $633 million at August 31, 2003. The year-over-year change in the cash balance reflects the net cash proceeds from the sale of the company's finance operations, partly offset by acquisition costs for InterTAN, Inc. Since the end of the second quarter of fiscal 2004, the company also has used $211 million to repurchase common stock under the company's stock buyback authorization.

A $52 million decrease in accounts receivable primarily reflects the elimination of $86 million in receivables related to the company's former private-label finance operation, partly offset by the addition of $26 million of InterTAN accounts receivable.

Merchandise inventory rose to $1.64 billion at August 31, 2004, from $1.55 billion at August 31, 2003. The increase includes InterTAN inventory of $106 million.

Goodwill and other intangible assets of $240 million at August 31, 2004, relate to the company's purchases of InterTAN and MusicNow.

An increase of $44 million in other liabilities includes $17 million of InterTAN-related other liabilities.

Earnings Release and Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EDT today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available beginning at approximately 4:00 p.m. EDT today and will be available through September 24. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291. The access code for the replay is 9833277. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At August 31, the domestic segment operated 604 Superstores and five mall-based stores in 158 U.S. markets. At August 31, the international segment operated through 1,016 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to continue to generate strong sales growth through its Web site; (2) the availability of real estate that meets the company's criteria for new and relocating stores; (3) the cost and timeliness of new store openings and relocations; (4) consumer reaction to new store locations and changes in the company's store design and merchandise; (5) the impact of inventory and supply chain management initiatives on inventory levels and profitability; (6) timely production and delivery of private-label merchandise and level of consumer demand for those products; (7) the ability of Circuit City and Chase Card Services to successfully integrate Circuit City's domestic retail business with the third-party credit card program being offered by Chase Card Services; (8) future levels of sales activity and the acceptance of the third-party credit program, including the related rewards component, by consumers on an ongoing basis; and (9) effectiveness of the company's brand awareness and marketing programs. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2004, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Simmons, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033

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Domestic Segment Second Quarter Performance Summary

                                                            Three Months Ended           Six Months Ended
                                                                 August 31                   August 31
(Amounts in millions)                                      2004           2003          2004           2003
---------------------------------------------------------------------------------     -----------------------
Net sales and operating revenues.....................    $2,227.3       $2,155.7        $4,272.1     $4,089.0
Gross profit.........................................    $  531.3       $  487.4        $1,003.1     $  935.7
Selling, general and administrative expenses.........    $  545.9       $  544.6        $1,025.9     $1,039.1
Loss from continuing operations
      before income taxes............................    $  (23.4)      $  (60.9)       $  (32.3)    $ (107.6)

International Segment Second Quarter Performance Summary (a)

                                                            Three Months Ended           Six Months Ended
                                                                 August 31                   August 31
(Amounts in millions)                                       2004          2003          2004           2003
---------------------------------------------------------------------------------     -----------------------
Net sales and operating revenues.....................      $117.8          $-           $139.5          $-
Gross profit.........................................      $ 46.2          $-           $ 54.8          $-
Selling, general and administrative expenses.........      $ 40.3          $-           $ 48.2          $-
Earnings from continuing operations
      before income taxes............................      $  5.5          $-           $  6.1          $-
(a) The international  segment consists of the operations of InterTAN,  Inc., in which Circuit City acquired a controlling interest on May 12, 2004.






                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       PERIODS ENDED AUGUST 31 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                 Three Months                            Six Months
                                                            2004              2003                 2004                2003

NET SALES AND OPERATING REVENUES                     $    2,345,026     $    2,155,700      $     4,411,614     $     4,089,020
Cost of sales, buying and warehousing                     1,767,491          1,668,325            3,353,644           3,153,335
                                                       -------------     --------------       --------------     ---------------
GROSS PROFIT                                                577,535            487,375            1,057,970             935,685

Finance income                                                    -              8,769                5,564              16,787

Selling, general and administrative expenses                586,177            544,591            1,074,122           1,039,133

Stock-based compensation expense                              8,443             12,131               14,397              19,646

Interest expense                                                799                303                1,149               1,310
                                                       -------------     --------------       --------------     ---------------

Loss from continuing
    operations before income taxes                          (17,884)           (60,881)             (26,134)           (107,617)

Income tax benefit                                           (6,468)           (21,570)              (9,484)            (40,217)
                                                       -------------     --------------       --------------     ---------------

NET LOSS FROM CONTINUING OPERATIONS                         (11,416)           (39,311)             (16,650)            (67,400)

NET LOSS FROM DISCONTINUED OPERATION                           (507)           (90,314)              (1,214)           (108,921)
                                                       -------------     --------------       --------------     ---------------

NET LOSS                                             $      (11,923)    $     (129,625)     $       (17,864)    $      (176,321)
                                                       =============     ==============       ==============     ===============


Weighted average common shares:
       Basic                                                195,350            206,177              197,390             206,003
                                                       =============     ==============       ==============     ===============

       Diluted                                              195,350            206,177              197,390             206,003
                                                       =============     ==============       ==============     ===============


NET LOSS PER SHARE:
    Basic:
       Continuing operations                         $        (0.06)    $        (0.19)     $         (0.08)    $         (0.33)
       Discontinued operation                                 (0.00)             (0.44)               (0.01)              (0.53)
                                                       -------------     --------------       --------------     ---------------

                                                     $        (0.06)    $        (0.63)     $         (0.09)    $         (0.86)
                                                       =============     ==============       ==============     ===============


    Diluted:
       Continuing operations                         $        (0.06)    $        (0.19)     $         (0.08)    $         (0.33)
       Discontinued operation                                 (0.00)             (0.44)               (0.01)              (0.53)
                                                       -------------     --------------       --------------     ---------------

                                                     $        (0.06)    $        (0.63)     $         (0.09)    $         (0.86)
                                                       =============     ==============       ==============     ===============








                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                      August 31
                                                                          2004                        2003
                                                                   ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         953,808           $         633,072
Accounts receivable, net of allowance for
  doubtful accounts of $380 and $1,058                                        68,026                     119,706
Retained interests in securitized receivables                                      -                     367,830
Merchandise inventory                                                      1,636,993                   1,554,432
Prepaid expenses and other current assets                                     46,885                      60,179
Assets of discontinued operations                                                  -                     301,887
                                                                  -------------------         -------------------

Total Current Assets                                                       2,705,712                   3,037,106

Property and equipment, net                                                  640,322                     625,532
Deferred income taxes                                                         75,827                      80,325
Goodwill and other intangible assets                                         240,012                           -
Other assets                                                                  19,995                      35,477
                                                                  -------------------         -------------------

TOTAL ASSETS                                                       $       3,681,868           $       3,778,440
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $       1,090,658           $       1,186,880
Accrued expenses and other current liabilities                               174,697                     111,633
Accrued income taxes                                                          33,065                           -
Deferred income taxes                                                         25,650                      93,615
Current installments of long-term debt                                        17,284                       1,366
                                                                  -------------------         -------------------

Total Current Liabilities                                                  1,341,354                   1,393,494

Long-term debt, excluding current installments                                11,979                      10,630
Accrued straight-line rent                                                   101,779                     101,242
Other liabilities                                                            127,018                      83,019
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          1,582,130                   1,588,385
                                                                  -------------------         -------------------

Stockholders' Equity:
Common stock                                                                  97,592                     104,734
Capital in excess of par value                                               818,167                     965,602
Retained earnings                                                          1,174,472                   1,119,719
Accumulated other comprehensive income                                         9,507                           -
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 2,099,738                   2,190,055
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       3,681,868           $       3,778,440
                                                                  ===================         ===================
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